Contact:
David Chemerow
Chief Financial Officer
comScore, Inc.
(703) 438-2020
dchemerow@comscore.com

comScore, Inc. Receives NASDAQ Staff Determination Letter;
Will Request Hearing Before Listing Qualifications Panel
RESTON, VA – September 2, 2016 - comScore, Inc. (NASDAQ: SCOR) announced today that it received a letter from the staff of the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) notifying comScore that since it remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, respectively, the NASDAQ Staff has determined that comScore is non-compliant with Nasdaq Listing Rule 5250(c)(1). As a result of the foregoing, comScore’s common stock is subject to suspension in trading on September 12, 2016 and delisting from The Nasdaq Global Select Market unless comScore requests a hearing before a NASDAQ Listing Qualification Hearings Panel by September 8, 2016. comScore intends to timely request a hearing before such a panel, at which comScore will present its plan to regain and thereafter maintain compliance with all applicable listing requirements. Such panel has authority to grant comScore additional time to regain compliance before further action would be taken to delist comScore’s common stock.
In connection with its request for a hearing, comScore also intends to request a stay of the suspension of trading and delisting of its common stock while the appeals process is pending. The panel will notify comScore of its decision to allow comScore’s common stock to continue to trade on The NASDAQ Global Select Market pending the hearing and a decision by the panel no later than September 23, 2016. There can be no assurance that the panel will grant the Company’s request for continued listing or stay the delisting of its common stock following such date.

About comScore
comScore (NASDAQ: SCOR) is the cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016 to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.

Cautionary Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), including, without limitation, comScore’s expectations as to its ability to regain and maintain compliance with the NASDAQ continued listing standards; the Company’s intent to appeal the delisting determination; and the Company’s plan to request a stay of delisting. These statements involve risks and uncertainties that could cause comScore’s actual results to differ materially, including, but not limited to: any determination by Nasdaq with respect to the Company’s plan of compliance; the ability of the Company to file the Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016 and the Annual Report on Form 10-K; and the risk that comScore will be unable to meet the listing standards for the NASDAQ Global Select Market or a lesser market.

For a detailed discussion of these and other risk factors, please refer to comScore’s Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the three months ended September 30, 2015 and other filings comScore makes from time to time with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s Web site ( http://www.sec.gov ).

Investors are cautioned not to place undue reliance on comScore’s forward-looking statements, which speak only as of the date such statements are made. comScore does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.